EX 10.1

DIEBOLD NIXDORF, INCORPORATED

2017 EQUITY AND PERFORMANCE INCENTIVE PLAN

AMENDED APRIL 30, 2021

ARTICLE I
ESTABLISHMENT AND PURPOSE
1.1    Purpose. The purpose of this Equity and Performance Incentive Plan (this “Plan”) is to attract and retain directors, officers and employees for Diebold Nixdorf, Incorporated (the “Company”) and its Subsidiaries and to provide to such persons incentives and rewards for performance.
1.2    Participation. Persons eligible to participate in this Plan include Employees and Directors. Subject to the provisions of this Plan, the Committee may from time to time select those Employees and Directors to whom Awards shall be granted and shall determine the nature and amount of those Awards. No Employee or Director shall have the right to be granted an Award.
1.3    Duration of the Plan. This Plan shall become effective on the date that it is approved by the Company’s shareholders (the “Effective Date”) and shall remain in effect, subject to the right of the Board to terminate this Plan at any time pursuant to Section 15.1, until all Shares subject to it have been purchased or acquired. However, in no event shall any Award be granted under this Plan on or after the tenth (10th) anniversary of the Effective Date.
ARTICLE II
DEFINITIONS
As used in this Plan,
2.1    “Annual Meeting” means the annual meeting of shareholders of the Company.
2.2    “Award” means any right granted under this Plan, including an Option, a Stock Appreciation Right, a Restricted Share award, a Restricted Stock Unit award, a Performance Share or a Performance Unit award, or an Other Share-Based award.
2.3    “Award Agreement” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an individual Award granted under this Plan which may, in the discretion of the Company, be transmitted electronically to the Participant. Each Award Agreement shall be subject to the terms and conditions of this Plan.
2.4    “Board” means the Board of Directors of the Company.
2.5    “Business Combination” has the meaning provided in Section 2.6(c) of this Plan.
2.6    “Change in Control” means the occurrence of any of the following:
(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either: (A) the then-outstanding shares of common stock of the Company (the “Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors (“Voting Stock”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) of this Section 2.6; or
(b)    Individuals who, as of the date hereof, constitute the Board (as modified by this subsection (b), the “Incumbent Board”), cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Company Common Stock and Voting Stock, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or
(d)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
A “Change in Control” will be deemed to occur (i) with respect to a Change in Control pursuant to subsection (a) above, on the date that any Person becomes the beneficial owner of thirty percent (30%) or more of either the Company Common Stock or Voting Stock, (ii) with respect to a Change in Control pursuant to subsection (b) above, on the date the members of the Incumbent Board first cease for any reason (other than death or disability) to constitute at least a majority of the Board, (iii) with respect to a Change in Control pursuant to subsection (c) above, on the date the applicable transaction closes and (iv) with respect to a Change in Control pursuant to subsection (d) above, on the date of the shareholder approval. Notwithstanding the foregoing provisions, a “Change in Control” shall not be deemed to have occurred for purposes of this Plan solely because of a change in control of any Subsidiary by which the Participant may be employed.
2.7    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.8    “Committee” has the meaning provided in Section 14.1 of this Plan.
2.9    “Common Shares” means shares of common stock, $1.25 par value per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Article XI of this Plan.
2.10    “Company Common Stock” has the meaning provided in Section 2.6(a) of this Plan.
2.11    “Date of Grant” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such later date as is set forth therein.
2.12    “Designated Subsidiary” means a Subsidiary that is (i) not a corporation or (ii) a corporation in which at the time the Company owns or controls, directly or indirectly, less than eighty percent (80%) of the total combined voting power represented by all classes of stock issued by such corporation.
2.13    “Detrimental Activity” means any of the following:
(a)    Engaging in any activity, as an employee, principal, agent or consultant for another entity, and in a capacity, that directly competes with the Company or any Subsidiary in any actual product, service, or business activity (or in any product, service, or business activity which was under active development while the Participant was employed by the Company if such development is being actively pursued by the Company during the one (1) year period following the termination of the Participant’s employment by the Company or a Subsidiary) for which the Participant has had any direct responsibility and direct involvement during the last two (2) years of his or her employment with the Company or a Subsidiary, in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, or installs such product or service or engages in such business activity.
(b)    Soliciting any Employee to terminate his or her employment with the Company or a Subsidiary.
(c)    The disclosure to anyone outside of the Company or a Subsidiary, or the use in other than the Company or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its Subsidiaries, acquired by the Participant during his or her employment with the Company or its Subsidiaries or while acting as a consultant for the Company or its Subsidiaries thereafter; provided, however, that nothing in this Plan limits a Participant’s ability to file a charge or complaint or to communicate, including by providing documents or other information without notice to the Company, with the Securities and Exchange Commission or any other governmental agency or commission (“Government Agency”) or limits a Participant’s right to receive an award for information provided to any Government Agency.
(d)    The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during the Participant’s employment by the Company or any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate in the United States and in other countries.
(e)    Activity that results in “termination for cause,” as such term is defined in the applicable Award Agreement.
2.14    “Director” means a director of the Company.
2.15    “Disability” means totally and permanently disabled as from time to time defined under the long-term disability plan of the Company or a Subsidiary applicable to the Participant, or, in the case where there is no applicable plan, permanent and total disability as defined in Section 22(e)(3) of the Code (or any successor provision); provided, however, that to the extent an amount payable under this Plan which constitutes deferred compensation subject to Section 409A of the Code would become payable upon Disability, “Disability” for purposes of such payment shall not be deemed to have occurred unless the disability also satisfies the requirements of treasury regulation 1.409A-3.
2.16    “EBIT” has the meaning provided in Section 2.24(c) of this Plan.
2.17    “EBITDA” has the meaning provided in Section 2.24(c) of this Plan.
2.18    “Effective Date” has the meaning provided in Section 1.3 of this Plan.
2.19    “Employee” means an employee of the Company or any of its Subsidiaries, including an employee who is an officer or a Director.
2.20    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
2.21    “Exercise Price” means, with respect to an Option or Stock Appreciation Right, the price at which a Common Share may be purchased upon exercise thereof.
2.22    “Fair Market Value” means, as of any particular date, the closing price of a Common Share as reported for that date on the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Fair Market Value shall be the fair market value as determined in good faith by the Board.
2.23    “Free Standing Rights” has the meaning provided in Section 5.1 of this Plan.
2.24    “Government Agency” has the meaning provided in Section 2.13(c) of this Plan.
2.25    “Incentive Stock Option” means an Option intended to qualify as an incentive stock option under Section 422 of the Code or any successor provision.
2.26    “Incumbent Board” has the meaning provided in Section 2.6(b) of this Plan.
2.27    “Management Goals” means, for a Performance Period, the one or more goals established by the Committee, which, for any Award shall be based only upon the Management Objectives.

(a)    The Committee may provide that any evaluation of Management Goals shall include or exclude any of the following items: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (iv) any reorganization and restructuring programs; (v) acquisitions or divestitures; (vi) unusual, nonrecurring or extraordinary items identified in the Company’s audited financial statements, including footnotes, or in management’s discussion and analysis in the Company’s annual report; (vii) foreign exchange gains and losses; (viii) change in the Company’s fiscal year; and (ix) any other specific unusual or nonrecurring events, or objectively determinable category thereof.
(b)    If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Goals unsuitable, the Committee may in its discretion modify such Management Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.
2.28    “Management Objectives” means the measurable performance objective or objectives selected by the Committee for purposes of establishing the Management Goal(s) for a Performance Period with respect to any Award under this Plan. The Management Objectives that will be used to establish the Management Goals shall be based on the attainment of specific levels of performance of the Company, a Subsidiary, division, business unit, operational unit, department, region or function within the Company or Subsidiary in which the Participant is employed. The Management Objectives applicable to any Award shall be limited to one or more, or a combination, of the following:
(a)    Sales, including (i) net sales, (ii) unit sales volume, and (iii) aggregate product price;
(b)    Share price, including (i) market price per share, and (ii) share price appreciation;
(c)    Earnings, including (i) earnings per share, reflecting dilution of shares, (ii) gross or pre-tax profits, (iii) post-tax profits, (iv) operating profit, (v) earnings net of or including dividends, (vi) earnings net of or including the after-tax cost of capital, (vii) earnings before (or after) interest and taxes (“EBIT”), (viii) earnings per share from continuing operations, diluted or basic, (ix) earnings before (or after) interest, taxes, depreciation and amortization (“EBITDA”), (x) pre-tax operating earnings after interest and before incentives, service fees and extraordinary or special items, (xi) operating earnings, (xii) growth in earnings or growth in earnings per share, and (xiii) total earnings;
(d)    Return on equity, including (i) return on equity, (ii) return on invested capital, (iii) return or net return on assets, (iv) return on net assets, (v) return on gross sales, (vi) return on investment, (vii) return on capital, (viii) return on invested capital, (ix) return on committed capital, (x) financial return ratios, (xi) value of assets, and (xii) change in assets;
(e)    Cash flow(s), including (i) operating cash flow, (ii) net cash flow, (iii) free cash flow, and (iv) cash flow on investment;
(f)    Revenue, including (i) gross or net revenue, and (ii) changes in annual revenues;
(g)    Margins, including (i) adjusted pre-tax margin, and (ii) operating margins;
(h)    Income, including (i) net income, and (ii) consolidated net income;
(i)    Economic value added;
(j)    Costs, including (i) operating or administrative expenses, (ii) operating expenses as a percentage of revenue, (iii) expense or cost levels, (iv) reduction of losses, loss ratios or expense ratios, (v) reduction in fixed costs, (vi) expense reduction levels, (vii) operating cost management, and (viii) cost of capital;
(k)    Financial ratings, including (i) credit rating, (ii) capital expenditures, (iii) debt, (iv) debt reduction, (v) working capital, (vi) average invested capital, and (vii) attainment of balance sheet or income statement objectives;
(l)    Market or category share, including (i) market share, (ii) volume, (iii) unit sales volume, and (iv) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;
(m)    Shareholder return, including (i) total shareholder return, (ii) shareholder return based on growth measures or the attainment of a specified share price for a specified period of time, and (iii) dividends; and
(n)    Objective nonfinancial performance criteria measuring either (i) regulatory compliance, (ii) productivity and productivity improvements, (iii) inventory turnover, average inventory turnover or inventory controls, (iv) net asset turnover, (v) customer satisfaction based on specified objective goals or company-sponsored customer surveys, (vi) employee satisfaction based on specified objective goals or company-sponsored employee surveys, (vii) objective employee diversity goals, (viii) employee turnover, (ix) specified objective environmental goals, (x) specified objective social goals, (xi) specified objective goals in corporate ethics and integrity, (xii) specified objective safety goals, (xiii) specified objective business expansion goals or goals relating to acquisitions or divestitures, (xiv) day sales outstanding, and (xv) succession plan development and implementation.
Any one or more of the Management Objectives may be used on an absolute, relative or comparative basis to measure the performance, as the Committee may deem appropriate, or as compared to the performance of another company or a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, including various stock market indices.
2.29    “Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.
2.30    “Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
2.31    “Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to Article IV of this Plan.
2.32    “Other Share-Based Award” means an Award granted pursuant to Article IX, which is payable in, valued in whole or in part by reference to, or otherwise based on or related to Common Shares, excluding any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, Performance Share or Performance Unit.
2.33    “Participant” means an Employee or Director who has been granted an Award under this Plan.
2.34    “Performance Period” means the one (1) or more periods of time (which shall not be less than one fiscal quarter in duration) as the Committee may select, over which the attainment of one or more Management Goals will be measured for purposes of determining a Participant’s right to and the payment of an Award subject to such Performance Period.
2.35    “Performance Share” means a bookkeeping entry that records the equivalent of one (1) Common Share awarded pursuant to Article VIII of this Plan.

2.36    “Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.25 awarded pursuant to Article VIII of this Plan.
2.37    “Person” has the meaning provided in Section 2.6(a) of this Plan.
2.38    “Related Rights” has the meaning provided in Section 5.1 of this Plan.
2.39    “Restricted Period” has the meaning provided in Section 6.1 of this Plan.
2.40    “Restricted Shares” means Common Shares granted or sold pursuant to Article VI of this Plan.
2.41    “Restricted Stock Unit” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Article VII of this Plan.
2.42    “Rule l6b-3” means Rule 16b-3 promulgated under the Exchange Act (or any successor rule to Rule 16b-3) as is in effect and may be amended from time to time.
2.43    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
2.44    “Stock Appreciation Right” means a right granted pursuant to Article V of this Plan.
2.45    “Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interests representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of a grant of Incentive Stock Options, “Subsidiary” means any corporation which is a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
2.46    “Ten Percent Shareholder” means an employee of the Company, or of a parent or subsidiary corporation within the meaning of Section 424 of the Code, who owns (or is deemed to own pursuant to Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of voting stock of the Company, the Company’s parent (if any) or any Subsidiary.
2.47    “Voting Stock” means at any time, the then-outstanding securities entitled to vote generally in the election of Directors.
ARTICLE III
SHARES SUBJECT TO THE PLAN
3.1    Number of Shares. Subject to adjustment as provided in Article XI of this Plan, the number of Common Shares that may be issued or transferred under this Plan shall not exceed in the aggregate 12,701,117 shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.
(a)    Common Shares covered by an Award granted under this Plan will not be counted as used unless and until they are actually issued or transferred.
(b)    If any Award is forfeited, expires, terminates, otherwise lapses or is settled for cash, in whole or in part, without the delivery of Common Shares, then the Common Shares covered by such forfeited, expired, terminated, lapsed or cash-settled Award shall again be available for grant under this Plan. In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, the Common Shares so tendered or withheld shall be added to the Common Shares available for Awards under this Plan. For the avoidance of doubt, the following will not again become available for issuance under this Plan: (i) any Common Shares withheld in respect of taxes upon settlement of an Option or Stock Appreciation Right, (ii) any Common Shares tendered or withheld to pay an Exercise Price, (iii) any Common Shares subject to a Stock Appreciation Right that are not issued in connection with its stock settlement on exercise thereof, and (iv) any Common Shares reacquired by the Company on the open market or otherwise using cash proceeds.
3.2    Share Limits. Notwithstanding anything in this Article III or elsewhere in this Plan to the contrary, and subject to adjustments as provided in Article XI of this Plan, the limits specified below shall apply to any grants of the following types of Awards:
(a)    Incentive Stock Options. Notwithstanding any designation of an Option as an Incentive Stock Option in an Award Agreement, to the extent the aggregate Fair Market Value of the Common Shares with respect to which the Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans) exceeds one hundred thousand dollars ($100,000), the portion of the Options falling within such limit shall be Incentive Stock Options and the excess Options shall be treated as Non-qualified Stock Options. For these purposes, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Common Shares shall be determined as of the time the Option was granted. Incentive Stock Options covering no more than 12,701,117 Common Shares may be granted under this Plan.
(b)    Non-Employee Director Limit. The aggregate dollar value of Awards granted to any non-Employee Director in any calendar year shall not exceed Seven Hundred and Fifty Thousand Dollars ($750,000). The value of the Awards shall be determined based on the Fair Market Value of each Award on the Date of Grant.
3.3    Minimum Vesting Requirements. Notwithstanding any provision of this Plan to the contrary, on and after the Effective Date, the Committee shall not award more than five percent (5%) of the aggregate number of Common Shares that become available for grant under this Plan as of the Effective Date pursuant to Awards that are solely subject to vesting conditions or performance periods that are less than one (1) year following the Date of Grant of the applicable Award, subject, in each case, to the Committee’s authority under this Plan to vest Awards earlier, as the Committee deems appropriate, upon the occurrence of a Change in Control, in the event of a Participant’s termination of employment or service or otherwise as permitted by this Plan.
ARTICLE IV
OPTIONS
4.1    Grant of Options. Subject to the limits of Sections 3.2 and 3.3 and the other terms and conditions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, grant Options to purchase Common Shares to Participants. Options granted under this Plan may be (i) Incentive Stock Options, (ii) Non-qualified Stock Options, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code. Options granted under this Plan may not provide for any dividends or dividend equivalents thereon. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions.
4.2    Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the number of Common Shares covered by the Option, the Exercise Price of the Option, the term of the Option, whether the Option is intended to be an Incentive Stock Option, any conditions to the exercise of the Option, and such other terms and conditions as the Committee, in its discretion, determines and as are consistent with this Plan.
4.3    Exercise Price. Each grant shall specify an Exercise Price per share, which shall not be less than one hundred percent (100%) of the Fair Market Value on the Date of Grant; provided, however, that a Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Exercise Price per share is at least one hundred ten percent (110%) of the Fair Market Value on the Date of Grant and the Incentive Stock Option is not exercisable after expiration of five (5) years from the Date of Grant.
4.4    Exercise and Form of Consideration. To the extent exercisable, Options granted under this Plan shall be exercised by delivery of a written notice to the Company setting forth the number of Common Shares with respect to which the Option is being exercised, accompanied by full payment of the applicable Exercise Price. The Committee shall determine the acceptable form of consideration for the Exercise Price, including the method of payment, and for an Incentive Stock Option that determination shall be made at the time of grant. Consideration may consist of: (a) cash; (b) checks; (c) Common Shares, provided that such Common Shares have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price and provided that accepting the Common Shares does not result in any adverse accounting consequences to the Company; (d) consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with this Plan; (e) by net exercise; (f) other consideration and method of payment to the extent permitted by applicable law and approved by the Committee; or (g) any combination of the foregoing methods.
4.5    Related Rights. The exercise of an Option shall result in the cancellation on a share-for-share basis of any Related Rights authorized under Article V of this Plan.
4.6    Minimum Vesting Requirements. Subject to the exceptions stated in Section 3.3, no Award under this Article IV shall vest sooner than twelve (12) months from the Date of Grant.
4.7    Maximum Term. No Option shall be exercisable more than 10 years from the Date of Grant.
ARTICLE V
STOCK APPRECIATION RIGHTS
5.1    Grant of Stock Appreciation Rights. Subject to the limits of Sections 3.2 and 3.3 and the other terms and conditions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, grant Stock Appreciation Rights alone (“Free Standing Rights”) or in tandem with an Option granted under this Plan (“Related Rights”). Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted. Stock Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions.
5.2    Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall describe such Stock Appreciation Right, the Exercise Price of the Stock Appreciation Right, the term of the Stock Appreciation Right, any conditions to the exercise of such Stock Appreciation Right, identify any related Option, and such other terms and conditions as the Committee, in its discretion, determines and as are consistent with this Plan.
5.3    Exercise Price. Each grant shall specify an Exercise Price for a Free Standing Right, which shall not be less than one hundred percent (100%) of the Fair Market Value on the Date of Grant. A Related Right shall have the same Exercise Price as the related Option, and shall be exercisable only to the same extent as the related Option.
5.4    Exercise and Form of Consideration. To the extent exercisable, Stock Appreciate Rights granted under this Plan shall be exercised by delivery of a written notice to the Company setting forth the number of Common Shares with respect to which the Stock Appreciation Right is being exercised, accompanied by full payment of the applicable Exercise Price. The Committee shall determine the acceptable form of consideration for the Exercise Price, including the method of payment. Consideration may consist of: (a) cash; (b) checks; (c) Common Shares, provided that such Common Shares have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price and provided that accepting the Common Shares does not result in any adverse accounting consequences to the Company; (d) consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with this Plan; (e) by net exercise; (f) other consideration and method of payment to the extent permitted by applicable law and approved by the Committee; or (g) any combination of the foregoing methods.
5.5    Payment. Upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive from the Company an amount equal to the number of Common Shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of the (i) Fair Market Value of a Common Share on the date the Award is exercised, over (ii) the Exercise Price specified in the Stock Appreciation Right or related Option. The grant shall specify whether the amount payable by the Company on exercise of the Stock Appreciation Right shall be paid in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives. Any grant may specify that the amount payable on exercise of a Stock Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.
5.6    Minimum Vesting Requirements. Subject to the exceptions stated in Section 3.3, no Award under this Article V shall vest sooner than twelve (12) months from the Date of Grant.
5.7    Maximum Term. No Stock Appreciation Right shall be exercisable more than ten (10) years from the Date of Grant.
ARTICLE VI
RESTRICTED SHARES
6.1    Grant of Restricted Shares. Subject to the limits of Sections 3.2 and 3.3 and the other terms and conditions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, grant Restricted Shares to Participants. Each such grant shall provide that during the period for which substantial risk of forfeiture is to continue (the “Restricted Period”), the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to continuing substantial risk of forfeiture in the hands of any transferee). Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions.

6.2    Award Agreement. Each grant of Restricted Shares shall be evidenced by an Award Agreement that shall specify the number of Restricted Shares subject to the Award, the Restricted Period, any other conditions or restrictions on the Award, and such other terms and conditions as the Committee, in its discretion, determines and as are consistent with this Plan.
6.3    Rights. Each such grant shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, and unless otherwise determined by the Committee, entitling such Participant to voting, dividend and other ownership rights, subject to the substantial risk of forfeiture and the Restricted Period.
6.4    Certificates. Unless otherwise directed by the Committee, all certificates representing Restricted Shares shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Restricted Shares.

6.5    Minimum Vesting Requirements. Subject to the exceptions stated in Section 3.3, no Award under this Article VI shall vest sooner than twelve (12) months from the Date of Grant.
ARTICLE VII
RESTRICTED STOCK UNITS
7.1    Grant of Restricted Stock Units. Subject to the limits of Sections 3.2 and 3.3 and the other terms and conditions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, grant Restricted Stock Units to Participants. Each Restricted Stock Unit represents one (1) Common Share. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions.
7.2    Award Agreement. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the number of Restricted Stock Units subject to the Award, the Restricted Period, any other conditions or restrictions on the Award, and such other terms and conditions as the Committee, in its discretion, determines and as are consistent with this Plan.
7.3    Rights. No Common Shares shall be issued at the time a Restricted Stock Unit is granted, and a Participant shall have no voting rights with respect thereto. Restricted Stock Units shall be subject to forfeiture until the expiration of the Restricted Period and satisfaction of any applicable conditions, including vesting time periods or performance requirements, to the extent provided in the applicable Award Agreement.
7.4    Dividend Equivalents. At the discretion of the Committee, each Restricted Stock Unit may be credited with dividend equivalents or other equivalent distributions. Dividend equivalents or other equivalent distributions shall be paid on a current basis unless the Award Agreement requires otherwise; provided, however dividend equivalents or other equivalent distributions on Restricted Stock Units that are subject to performance requirements, including Management Goals, shall be deferred until and paid contingent upon the level of achievement of the applicable performance or Management Goals at the end of the related Performance Period.
7.5    Payment. Each grant shall specify the time and manner of payment of Restricted Stock Units. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.
7.6    Minimum Vesting Requirements. Subject to the exceptions stated in Section 3.3, no Award under this Article VII shall vest sooner than twelve (12) months from the Date of Grant.
ARTICLE VIII
PERFORMANCE UNITS AND PERFORMANCE SHARES
8.1    Grant of Performance Shares and Performance Units. Subject to the limits of Sections 3.2 and 3.3 and the other terms and conditions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, grant Performance Shares and Performance Units to Participants that will become payable upon achievement of specified performance goals, which may include Management Goals. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions.
8.2    Award Agreement. Each grant of Performance Shares or Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Shares or Performance Units subject to the Award, the performance objectives (which may include Management Goals), the Performance Period applicable to the Award, any other conditions or restrictions on the Award, and such other terms and conditions as the Committee, in its discretion, determines and as are consistent with this Plan.
8.3    Performance Objectives. Any grant of Performance Shares or Performance Units shall specify the performance objectives, which may include Management Goals, which, if achieved, will result in payment or early payment of the Award. Each grant may specify a minimum acceptable level of achievement of the performance objectives and shall set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified performance objectives. Before the Performance Shares or Performance Units shall be earned and paid, the Committee must determine the level of achievement of the performance objectives.

 8.4    Dividends and Dividend Equivalents. The Committee may, at the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividends or dividend equivalents to the Participant thereof either in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares or Performance Units with respect to which such dividend equivalents are paid.
8.5    Payment. Each grant shall specify the time and manner of payment of Performance Shares or Performance Units which have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.
8.6    Minimum Vesting Requirements. Subject to the exceptions stated in Section 3.3, no Award under this Article VIII shall have a Performance Period of less than twelve (12) months from the Date of Grant.

ARTICLE IX
OTHER SHARE-BASED AWARDS
9.1    Grant of Other Share-Based Awards. Subject to the limits of Sections 3.2 and 3.3 and the other terms and conditions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, grant Other Share-Based Awards not otherwise described by the terms of this Plan to Participants. Such Awards may involve the transfer of actual Common Shares to Participants and may include Awards designed to comply with or take advantage of applicable local laws of jurisdictions other than the United States. Each Other Share-Based Award will be expressed in terms of Common Shares or units based on Common Shares. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions.
9.2    Award Agreement. Each grant of an Other Share-Based Award shall be evidenced by an Award Agreement that will specify the number of Common Shares or units covered by the Award, any conditions related to the Award, and such other terms and conditions as the Committee, in its discretion, determines and as are consistent with this Plan.
9.3    Payment. Payment, if any, with respect to an Other Share-Based Award, will be made in accordance with the terms of the Award, in cash, in Common Shares or a combination of both as determined by the Committee.
9.4    Minimum Vesting Requirements. Subject to the exceptions stated in Section 3.3, no Award under this Article IX shall vest sooner than twelve (12) months from the Date of Grant.
ARTICLE X
TRANSFERABILITY
10.1    Transfer Limits. Except as otherwise determined by the Committee, no Options, Stock Appreciation Right or other derivative security granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, except (in the case of a Participant who is not a Director or officer of the Company) to a fully revocable trust of which the holder is treated as the owner for federal income tax purposes, and in no event will any such Award granted under this Plan be transferred for value. Except as otherwise determined by the Committee, Options and Stock Appreciation Rights shall be exercisable during the Participant’s lifetime only by him or her or by his or her guardian or legal representative. Notwithstanding the foregoing, the Committee in its sole discretion may provide for transferability of Options and Stock Appreciation Rights under this Plan so long as such provisions will not disqualify the exemption for other awards under Rule 16b-3 and so long as such transfer is not to a third-party entity, including financial institutions.
10.2    Further Restrictions. The Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights or upon payment under any grant of Performance Shares, Performance Units, Restricted Stock Units or Other Share-Based Awards or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Article VI of this Plan, shall be subject to further restrictions on transfer.

ARTICLE XI
ADJUSTMENTS
The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Awards granted hereunder, in the prices per share applicable to such Options and Stock Appreciation Rights and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced. In addition, for each Option or Stock Appreciation Right with an Exercise Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option or Stock Appreciation Right without any payment to the person holding such Option or Stock Appreciation Right. The Committee may also make or provide for such adjustments in the numbers of shares specified in Section 3.2 of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Article XI.
ARTICLE XII
TAX WITHHOLDING
To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligations that may arise in connection with the disposition of shares acquired upon the exercise of Options. In no event, however, shall the Company accept Common Shares for payment of taxes in excess of required tax withholding rates (or, after the Company’s adoption of ASU 2016-09, Compensation-Stock Compensation (Topic 718) dated March, 2016, in excess of maximum applicable tax rates), except that, in the discretion of the Committee, a Participant or such other person may surrender Common Shares owned for more than six (6) months to satisfy any tax obligations resulting from any such transaction.
ARTICLE XIII
SUBSIDIARIES AND NON-US JURISDICTIONS
13.1    Participation by Employees of Designated Subsidiaries. As a condition to the effectiveness of any grant or Award to be made hereunder to a Participant who is an employee of a Designated Subsidiary, whether or not such Participant is also employed by the Company or another Subsidiary, the Committee may require such Designated Subsidiary to agree to transfer to such employee (when, as and if provided for under this Plan and any applicable agreement entered into with any such employee pursuant to this Plan) the Common Shares that would otherwise be delivered by the Company, upon receipt by such Designated Subsidiary of any consideration then otherwise payable by such Participant to the Company. Any such award shall be evidenced by an agreement between the Participant and the Designated Subsidiary, in lieu of the Company, on terms consistent with this Plan and approved by the Committee and such Designated Subsidiary. All such Common Shares so delivered by or to a Designated Subsidiary shall be treated as if they had been delivered by or to the Company for purposes of Article III of this Plan, and all references to the Company in this Plan shall be deemed to refer to such Designated Subsidiary, except for purposes of the definition of “Board” and “Committee” and except in other cases where the context otherwise requires.
13.2    Employees Outside the US. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.
ARTICLE XIV
ADMINISTRATION
14.1    Delegation to Committee. The Board hereby delegates authority to administer this Plan to the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board hereafter designated by the Board to administer this Plan, and the term “Committee” shall apply to any persons to whom such power is delegated. The Committee described in this Section 14.1 may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof (to the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee). A majority of the Committee (or subcommittee thereof) shall constitute a quorum, and the action of the members of the Committee (or subcommittee thereof) present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee (or subcommittee thereof).
14.2    Committee Requirements. Except as otherwise determined by the Board, the Committee shall consist solely of two (2) or more Non-Employee Directors. The Board shall have discretion to determine whether it intends to comply with the exemption requirements of Section 16b-3 of the Code. However, if the Board intends to satisfy such exemption requirements, with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two (2) or more Non-Employee Directors. Within the scope of that authority, the Board or the Committee may delegate to a committee of one (1) or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under this Plan in the event Awards are granted under this Plan by a Committee that does not at all times consist solely of two (2) or more Non-Employee Directors.
14.3    Interpretation. The interpretation and construction by the Committee of any provision of this Plan or of any Award Agreement and any determination by the Committee pursuant to any provision of this Plan or of any such Award Agreement, notification or document shall be final and conclusive. No member of the Board or the Committee shall be liable for any such action or determination made in good faith.
14.4    Company’s Rights Upon Occurrence of Detrimental Activity. Any Award Agreement may provide (whether or not such would result in additional tax to a Participant under Section 409A of the Code) that if a Participant, either during employment by the Company or a Subsidiary or within a specified period after termination of such employment, shall engage in any Detrimental Activity, and the Board shall so find, forthwith upon notice of such finding, the Participant shall, unless otherwise provided in the Award Agreement:
(a)    Return to the Company, in exchange for payment by the Company of any amount actually paid therefor by the Participant, all Common Shares that the Participant has not disposed of that were offered pursuant to this Plan within a specified period prior to the date of the commencement of such Detrimental Activity, and
(b)    With respect to any Common Shares so acquired that the Participant has disposed of, pay to the Company in cash the difference between: (i) any amount actually paid therefor by the Participant pursuant to this Plan, and (ii) the Fair Market Value of the Common Shares on the date of such acquisition.
To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts (but only to the extent that such amount would not be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code) that may be owing from time to time by the Company or a Subsidiary to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.
14.5    Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any of the foregoing) will be subject to such deductions and clawback as may be required or permitted to be made pursuant to such law, government regulation, stock exchange listing requirement or policy (or pursuant to any other policy adopted by the Company at the direction of the Board, including the Company’s current clawback policy).
14.6    Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent.
14.7    Fractional Shares. The Company shall not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
ARTICLE XV
AMENDMENT AND TERMINATION
15.1    Amendment or Termination Authority. The Company, by action of the Board (or its designee), may at any time and from time to time amend or terminate this Plan in whole or in part. Any amendment which must be approved by the shareholders of the Company in order to comply with applicable law or the rules of any national securities exchange upon which the Common Shares are traded or quoted shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment thereof for shareholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits in plans that do not require shareholder approval. Any amendment or termination of this Plan shall not impair in any material way the rights or obligations of any Participant under any Award that is outstanding as of the effective date of the amendment or termination without the written consent of the Participant. The Committee shall maintain its right to exercise its authority under this Plan with respect to any outstanding Awards at the effective date of termination.
15.2    Deferrals. Except with respect to Options and Stock Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares or the settlement of awards in cash under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.
15.3    Conditions. The Committee may condition the grant of any Award or combination of Awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.
15.4    Special Circumstances. If permitted by Section 409A of the Code in case of termination of employment by reason of death, Disability or normal or early retirement, or in the case of hardship or other special circumstances, of a Participant who holds Options or Stock Appreciation Rights not immediately exercisable in full, or any Restricted Shares or Restricted Stock Units as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Performance Shares or Performance Units which have not been fully earned, or Other Share-Based Awards subject to restrictions or conditions, the Committee may, in its sole discretion, accelerate the time at which such Options or Stock Appreciation Rights may be exercised, or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse for Restricted Shares or Restricted Units, or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned, or the time when such restrictions or conditions will terminate with respect to Other or Share-Based Awards, or may waive any other limitation or requirement under any such Award.
15.5    Change in Exercise Price Prohibited. Except in connection with a corporate transaction or event described in Article XI of this Plan, the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Options or Stock Appreciation Rights, or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an Exercise Price that is less than the Exercise Price of the original Option Stock Appreciation Right, as applicable, without shareholder approval.
15.6    No Right to Continued Employment. This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time. Prior to exercise of any Option, and prior to exercise, payment or delivery pursuant to any other Award, the Participant may be required, at the Company’s request, to certify in a manner reasonably acceptable to the Company that the Participant has not engaged in, and has no present intention to engage in the future in, any Detrimental Activity.
15.7    Incentive Stock Options. To the extent that any provision of this Plan would prevent any Option that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option. Such provision, however, shall remain in effect for other Options and there shall be no further effect on any provision of this Plan.
ARTICLE XVI
GOVERNING LAW
This Plan and all Awards granted and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio, without regard to conflicts of law principles thereof.